News Release

FOR IMMEDIATE RELEASE        Exhibit 99.1
Contact Information:
Jim Burke
Media Relations
Jim.Burke@L3Harris.com
321-727-9131

L3Harris Technologies, Inc. Announces Final Results and Settlement of Exchange Offers

MELBOURNE, Fla., May 5, 2020 — L3Harris Technologies (NYSE: LHX) today announced the final results and settlement of the previously announced offers to exchange all of the outstanding notes issued by L3Harris as set forth in the table below for an equal principal amount of new notes registered under the Securities Act of 1933, as amended.

The Exchange Offers expired at 5 p.m., New York City time, on May 1, 2020 (the “Expiration Date”). As of the Expiration Date, the following principal amounts of each series of Original Notes were validly tendered and not validly withdrawn:

Title of Series	Aggregate Principal Amount of Original Notes Outstanding Prior to Commencement of Exchange Offers	Original Notes Tendered at Expiration Date
		Principal Amount	Percentage
4.950% Senior Notes due 2021	$500,875,000	$500,874,000	99.99%
3.850% Senior Notes due 2023	$740,871,000	$740,671,000	99.97%
3.950% Senior Notes due 2024	$326,529,000	$326,279,000	99.92%
3.850% Senior Notes due 2026	$534,777,000	$534,762,000	99.99%
4.400% Senior Notes due 2028	$971,994,000	$907,994,000	98.91%
The Exchange Offers were made to satisfy L3Harris’ obligations under the registration rights agreement entered into as part of the issuance and sale of the Original Notes, which occurred in exchange for notes previously issued by L3 Technologies, Inc. (“L3”) in connection with the combination of L3 and Harris Corporation, and pursuant to the terms and subject to the conditions set forth in the prospectus filed with the Securities and Exchange Commission on March 31, 2020 related to the Exchange Offers (the “Prospectus”).

L3Harris accepted all of the Original Notes tendered in exchange for the Exchange Notes, and at settlement of the Exchange Offers on May 5, 2020, L3Harris issued to the holders of Original Notes tendered prior to 5:00 p.m. New York City time on May 1, 2020 Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of Original Notes that were accepted for exchange.

About L3Harris Technologies
L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across air, land, sea, space and cyber domains. L3Harris has approximately $18 billion in annual revenue and 50,000 employees, with customers in 130 countries. L3Harris.com.

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